CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 24, 2007, relating to the financial statements and financial highlights which appears in the March 31, 2007 Annual Report to Shareholders of SunAmerica Income Funds which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”,”Independent Registered Public Accounting Firm and Legal Counsel”, “Additional Information” and “Disclosure of Portfolio Holdings Policies and Procedures” in such Registration Statement.

Houston, Texas

July 26, 2007